Exhibit 2.2

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

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                                                     :

In re                                                :       Chapter 11 Case No.

                                                     :       99-20 (PJW)

                  FINE HOST CORPORATION,             :
                                                     :

                           Debtor.          :

                                                     :

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                       MODIFICATIONS TO THE SECOND AMENDED
                   PLAN OF REORGANIZATION FOR DEBTOR PURSUANT
               TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE



                  Fine Host Corporation hereby makes the following modifications to the Second Amended Plan of Reorganization for Debtor Pursuant to Chapter 11 of the United States Code, dated March 17, 1999 (the "Plan")(1), pursuant to section 1127 of the Bankruptcy Code and Section 21.1 of the Plan:

Section 14.10 of the Plan
1. Section 14.10 of the Plan is amended by deleting the period at the end of such Section and inserting the following in lieu thereof:

      "or after the Effective Date if such setoff is solely of the kind provided for in, and permitted by, Section 16.13(a) of the Plan."

Section 16.13(a)

2. Section 16.13(a) of the Plan is amended by inserting the following after the words "would give rise to" on the fifth line of such Section of the Plan: "(or would have given rise to, but for the discharge of such claim as a result of confirmation of the Plan.)"

Section 16.4(a) of the Plan
3. Section 16.4(a) of the Plan is amended by inserting the following at the conclusion of such Section:

      "The Litigation Trust Claims transferred as provided above shall be transferred subject to any liabilities provided for in this Plan, including, but not limited to, the offset rights provided for in Section 16.13(a) of the Plan."

Section 19.3
4. Section 19.3 of the Plan is amended by deleting the phrase ", their agents and employees" on the eighth and ninth lines of such section.

5. Section 19.3 of the Plan is amended by inserting the following at the conclusion of such Section:

      "Nothing contained in this Section 19.3 shall preclude the exercise of a right of setoff solely to the extent provided in and permitted by section 16.13(a) of this Plan."

Section 19.4 of the Plan
6. Section 19.4 of the Plan is amended by inserting the following at the conclusion of such Section:

      "Nothing contained in this Section 19.4 shall preclude the exercise of a right of setoff solely to the extent provided in and permitted by Section 16.13(a) of this Plan."

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(1)   Unless otherwise  defined herein,  capitalized  terms used herein shall have the meanings ascribed to them in the Plan.


Dated:  Greenwich, Connecticut

          May 17, 1999





                                                     FINE HOST CORPORATION





                                                  By: /s/ William D. Forrest
                                                      ----------------------
                                                  Name:  William D. Forrest

                                                  Title: President and Chief
                                                         Executive Officer





COUNSEL:



Stephen Karotkin, Esq. (SK 7357)

Brian S. Rosen, Esq. (BR 0571)

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000



         - and -



Thomas L. Ambro, Esq. (No. 677)

Mark D. Collins, Esq. (No. 2981)

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

Wilmington, Delaware  19899

(302) 658-6541

Attorneys for Debtor and

  Debtor in Possession